Joint Filer Information

Name:           Roy F. Mitte

Address:        6836 Bee Caves Road
                Austin, Texas 78746

Designated
Filer:          The Roy F. and Joann Cole Mitte Foundation

Issuer and
Ticker Symbol:  Financial Industries Corp. (FNIN)

Date of
Event Requiring
Statement:      June 4, 2003

Signature:      /s/ Roy F. Mitte
                ---------------------------------
                Roy F. Mitte